UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 9, 2013

AMERICAN STATES WATER COMPANY
(Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
630 East Foothill Blvd. San Dimas, California	91773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2-Financial Information

Item 2.02.          Results of Operations and Financial Condition

American States Water Company (NYSE:AWR) announced that on May 9, 2013, the California Public Utilities Commission (“CPUC”) issued a final decision in Golden State Water Company’s  (“GSWC”) water rate case approving new rates for 2013 – 2015 at GSWC’s three water regions and the general office.  The new rates are retroactive to January 1, 2013 and are expected to generate approximately $10 million, or 3.4%, in additional annual revenues in 2013 as compared to 2012 adopted revenues.  The 2013 adopted water gross margin is projected to increase by approximately $14 million, or 6.6%, as compared to the 2012 adopted water gross margin.  Among other things, the final decision also reduced the overall composite depreciation rates and approved the recovery of various memorandum accounts which tracked certain costs that were previously expensed as incurred.

On May 10, 2013, American States Water Company released earnings for the first quarter ended March 31, 2013.  The new rates have been reflected in the results of operations for the first quarter of 2013.

A copy of the Company’s press release is attached hereto as Exhibit 99.1.

This Form 8-K and the attached exhibits are furnished to, but not filed with, the Securities and Exchange Commission.

Section 9-Financial Statements and Exhibits

Item 9.01.          Financial Statements and Exhibits

The following exhibit is furnished hereunder:

Exhibit 99.1        Press Release dated May 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY

Date:	May 10, 2013	/s/ Eva G. Tang
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 10, 2013